Exhibit 99.2

MAC-GRAY Q1 2005 Conference Call Transcript

April 28, 2005

10:00 a.m. ET

Operator:  Good day and welcome to Mac-Gray Corporation’s First-Quarter 2005 conference call.  Today’s call is being recorded and webcast.  With us today are Chairman and Chief Executive Officer Stewart MacDonald, and Chief Financial Officer Michael Shea.  At this time I would like to turn the call over to Mr. Shea.  Please go ahead, sir.

(Michael Shea):  Thank you, Judy.  Good morning.  Thanks to everyone for your interest in Mac-Gray and for joining us on today’s call.  Before we begin today’s call, I would like to remind everyone that under the Private Securities Litigations Reform Act of 1995, the statements contained in this presentation that are not historical facts, such as those dealing with future financial performance and growth are forward-looking statements that are subject to change based on various factors, which may be beyond the Company’s control.  Accordingly, the future performance and financial results of the Company may differ materially from those expressed or implied in any such forward-looking statements.

Such factors include, but are not limited to, those described in the Company’s filings with the SEC.  The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.

As we announced in this morning’s release, Mac-Gray posted record revenue for the first quarter, reflecting both the incremental revenue generated by the assets we acquired in January, 2005, as well as strong organic growth.

Total revenue for the first quarter of 2005 was a record $62.4 million, an increase of 43% from $43.6 million in Q1 of last year.  Q1 net income was $1.7 million, or 13 cents per diluted share, compared with Q1 2004’s net income of $1.8 million, or 14 cents per diluted share.  To give you a clear comparison of the two quarters, we should exclude a few one-time type items.  First quarter 2005 includes a pre-tax charge of $207,000 for the early extinguishment of debt.  Q1 ‘04 included a pre-tax charge of $183,000 for the early extinguishment of debt and a pre-tax gain of $1.2 million on a sale of assets.  Excluding these three items, adjusted net income for Q1 ‘05 was $0.14 per diluted share versus adjusted net income for Q1 ‘04 of $0.10 per diluted share.  Our press release includes a reconciliation of net income this adjusted net income.

Driven primarily by the January ‘05 acquisition, revenue in our laundry facilities management business set another record — rising 55%.  For the first quarter of ‘05, laundry facilities management revenue was $52.7 million, compared with $34 million in Q1 of 2004.

As we discussed in February, when we commented on the year-end numbers, beginning in Q1 we are reporting sales from our newly formed Product Sales division.  Product Sales is the combination of our MicroFridge business and our commercial laundry equipment sales business.  We believe the consolidation of management, sales efforts and supporting functions will enable us to enhance growth, take better advantage of cross-selling opportunities and produce operational synergy.  The Product Sales division posted a 5% revenue increase in Q1 to $8.9 million, compared with $8.5 million in the same period last year.

The largest component of the Product Sales division is MicroFridge.  MicroFridge registered a 2.5% increase in sales in Q1 to $5.7 million.  Commercial laundry equipment sales grew nearly 9% in the quarter to $3.2 million.  The commercial laundry business is usually lumpy on a quarterly basis, so the 9% growth does not mean we are necessarily expecting this rate of growth to continue throughout the year.

First-quarter income from operations increased $938,000 to $5.2 million from $4.3 million in the Q1 of ‘04.  Income from operations includes the charges for the early extinguishment of debt in both Q1 ‘05 and Q1 ‘04 and the gain on the sale of assets in Q1 ‘04, as I discussed previously and which is detailed in the press release.  Excluding those charges for an apples-to-apples comparison, our operating margin has increased to $5.4 million in Q1 ‘05 from $3.3 million in Q1 ‘04, for an increase of 67%.  As a percent of revenue, this adjusted operating margin has increased from 7.5% to 8.7% in 2005.

Our effective tax rate for the first quarter was flat with the first quarter of 2004 at approximately 42.5%.  Worth noting is that our cash taxes paid, which have been minimal the past few years due to bonus tax depreciation legislation, will increase to something closer to the provision, as this legislation has expired in 2005.

Our net interest expense more than doubled from Q1 2004, as expected, to $2.3 million reflecting the increased borrowing associated with the January 2005 acquisition.

EBITDA for the first quarter of 2005 was $13.5 million, before including the effect of the early extinguishment of debt, compared with $8.5 million in Q1 ‘04, which excludes the effect of the early extinguishment of debt and the gain on the sale of assets.  This is an adjusted EBITDA increase of 59% year over year for the first quarter. The key contributors to the growth in EBITDA compared with ‘04 were depreciation and amortization and income from operations.  This overall improvement in EBITDA is primarily attributable to the assets purchased in January of ‘05.

To comply with SEC guidelines, let me define EBITDA as used in this call.  EBITDA is defined as income before provision for income taxes, depreciation and amortization expense, and as I just mentioned we excluded costs from both periods associated with the early extinguishment of debt and the gain on the sale of assets.  I must also say that EBITDA should not be considered an alternative to net income as a measure of operating results or to total cash flow as a measure of liquidity.

Turning now to our balance sheet, the most significant year-over-year change is the addition of $113 million of assets and the corresponding debt and other liabilities resulting from our all-cash acquisition this January.  As we highlighted in today’s release, we reduced bank debt by approximately $6 million from the date of the acquisition on January 10th to the end of Q1.

CAPEX for the first quarter totaled $6.2 million, compared with $3.8 million for the same period last year.  This number is reflective of the impressive organic growth we achieved this past quarter. The January acquisition is, of course, reported separately.

The company engaged independent consultants for the purpose of allocating the purchase price of the January ‘05 acquisition.  Total assets have increased approximately $113 million.  The acquisition brought with it cash in the field, inventory, field equipment, the brand name, and laundry facilities management contracts.  This is where the company has assigned the majority of the purchase price.

Today we announced that the company has purchased approximately $150 million in interest rate protection contracts, or swaps.  These swaps will provide us with long-term protection against variable interest rates. The estimated blended rate we secured is approximately 4.2% before the applicable bank spread, which is currently 2.25%.  The swaps will amortize through 2011.  These contracts were executed after the end of Q1.

I also want to comment on an event that occurred subsequent to the end of the first quarter, and was publicly reported on April 21st.  Subject to a customary due diligence period on the part of the buyer, the Company has sold its Cambridge MA combination headquarters and warehouse facility.  The sale price is $11.8 million.  These proceeds, less selling expenses and taxes, will generate a gain in the second quarter of approximately $7.5 million.  After paying off the mortgage on the property of approximately $3.8 million, the remaining proceeds will go toward reducing our term loan and revolver loan bank debt.  Assuming the sale closes as planned - we have not determined the date of moving the offices or the warehouse, or the new location of each.  We expect the move of the office to be in the Fall of this year, and the warehouse to move sometime thereafter.

Before I turn the call over the Stewart, I want to comment on our outlook and the guidance we provided in February regarding 2005.

As we outlined in today’s release, our guidance assumes no material change in current market conditions.  This guidance is based upon several assumptions, including:

Moderate inflation

No additional acquisitions

Interest expense in the range of $9 to $12 million

 An effective tax rate of approximately 42.0% to 43.5% for 2005

Depreciation for the year in the range of $30 to $33 million, which includes a portion of the purchase price allocation of the January ‘05 acquisition

Capital expenditures for the year in the range of $22 million to $25 million

Our guidance pertains to operating results and does not include the effect of the sale of the Cambridge facility.

Please refer to the text of this morning’s press release for other notes and assumptions.

Based on these assumptions, we are reiterating our guidance of revenue for 2005 in the range of $245 million to $260 million, and

Diluted earnings per share in 2005 in the range of $0.45 to $0.50.

 With that, let me turn the call over to Stewart.

(Stewart MacDonald):  Thanks Mike, and good morning everyone.

Mac-Gray’s first quarter was a very strong one for the company.  Our results in the quarter reflect the execution of our corporate strategy:  steady organic growth combined with attractive acquisition opportunities.

For anyone on this call new to the Mac-Gray story, here’s a quick recap of recent events.  In January of this year, we acquired the laundry facilities management business of Web Service in 13 western and southern states for a purchase price of approximately $113 million.  The acquisition gives us operations that now span from coast to coast as we added 11 new metropolitan markets.  The transaction, which also added 180 employees to Mac-Gray, is expected to increase our 2005 revenue by approximately $69 million.

We are pleased with the integration process to date, which is proceeding smoothly.  The overall quality of the portfolio is no different than the one that we acquired from the same seller in January of 2004.  Because the physical assets we acquired are in excellent condition, we don’t expect any extraordinary capital requirements to bring the fleet of machines and equipment up to our standard.  One of the most critical factors in any acquisition in this industry is the buyer’s ability to achieve a high rate of renewal of acquired contracts.  Although this process stretches out over several years, our early successes and customer feedback have been very encouraging.  While this year’s acquisition is much larger than the one from 2004, we anticipate no significant challenges with the other aspects of the integration.  Sales training is already underway.  We’ve had a great response from our newest sales team members as we introduce them to our business investment philosophy, as well as our broad array of products and technologies.  They are a terrific group, and will do great things in their markets.  At the operational level, we have initiated the process of data migration and unifying our financial systems, which we expect to essentially complete by the end of June.  We anticipate having all other systems, including our service response technologies and CRM systems, integrated by the end of Q3.  The successful integration of the Web portfolio will allow us to continue to strengthen operations and explore new opportunities for growth.

Moving back to our Q1 performance, organic growth was strong this quarter.  Obviously, organic growth in our business does not produce the dramatic gains that large acquisitions do, but they are a critical part of our story and long-term strategy.  In our laundry facilities management business, our pre-acquisition assets accounted for 6% of the year-over-year increase in Q1.  The main driver behind that performance was the placement of new accounts into service, building on the same level of success we had in Q4 of last year.  Also present in the first quarter was the typical high rate of renewing contracts either up for renewal or close to it.  Our Sales and Marketing groups are doing very good work.  Our investments in technology are also paying off as our suite of Intelligent Laundry Systems and advanced Smart Card systems continue to differentiate us from the competition and win us new business.

Organic growth is also enhanced by selective vend price increases and our continuing effort to convert coin-operated machines to card-based operation.  The western assets we acquired from Web are primarily coin-operated.  This gives us significant opportunities over time to convert a large number of those to card operation, where it makes economical sense.  Both our clients and their customers benefit from this as well.  Finally, although we haven’t yet received first-quarter apartment vacancy rate data, we expect that the modest rebound that the industry saw in many markets toward the end of last year will have continued, and that means more renters in more apartments using our equipment.

Our strong organic growth in Q1 also was driven by a positive contribution from our Product Sales division.  As Mike discussed, we consolidated the commercial equipment sales business with our MicroFridge unit because of the synergies we see in those businesses.  This is a strategically important decision because the combination allows us to better leverage our leadership position in many of our target markets for some cross-selling opportunities.  In Q1, we experienced a 9% increase in commercial laundry equipment sales, which remains a valuable complement to both our laundry facilities management business and to MicroFridge.

MicroFridge’s results for the quarter were positive as compared to the same period a year ago.  While the underlying sectors continue to exhibit variability from one quarter to the next, the trends for MicroFridge remain quite positive.

Looking ahead, we see 2005 as a year in which we set the table for the next several years.  With the addition of our western assets, and the growing strength in our established eastern markets, we have designed a blueprint for the Company’s growth.  We now have an almost national footprint with laundry facilities management business in 40 states.  The Company’s strategy is to build density within that footprint, not just in the 11 newest metropolitan markets we’ve entered, but in our eastern base as well.  We expect our growth to come from a combination of organic growth and from regional, or tuck-in, acquisitions that will increase our density within a particular geographic area.

As we outlined in today’s release, our primary objectives for 2005 are:

•                  successfully completing the integration of the Western assets,

•                  generating profitable organic growth in our markets,

•                  further strengthening our balance sheet through debt reduction, and finally

•                  pursuing accretive acquisitions.

We are pleased with the progress we made across a number of fronts in Q1, and we expect to continue this momentum throughout this year.  The acquisition in January is accretive already, the transitions are on schedule, the organic growth engine is firing on all cylinders, and our internal projections are being met.

Thank you for your attention.  Mike and I now would like to answer any questions you may have.  Operator, you may open the call up.

Operator: We will now begin the question-and-answer session of the conference.  If you would like to ask a question during this period, please press star and the number one on your touch-tone phone.  If you’re in the queue and no longer wish to ask a question, simply press star and the number nine.  And we will give everyone a few moments.

Our first question comes from Brent Miley from Rutabaga Capital.  Your line is open.

(Brent Miley):  Hi, good morning.  I had a couple of questions if I could.  I was wondering on the SWAPs, what the term is on that?  In other words, are those swapped out for a year or two or can you give us a little more detail on how long you’ve locked in the rate for?

(Michael Shea):  We’ve locked in the rate for different periods of time because we’ll be paying our debt down.  We just can’t do it all as a lump sum.  So some of it goes out until 2011, which we are obviously very pleased with, to be able to lock in interest rates at today’s levels until 2011.

(Brent Miley):  OK, fair enough.  I was wondering if, Stewart, you talked about the opportunity to convert folks in the acquisition from coin operations to card operations.  I was wondering, is that a big opportunity for you?  Are those accounts big enough to do so, and how fast do you think that will happen?

(Stewart MacDonald):  Good morning Brent.  Yes, it’s a good opportunity.  There are an ample number of accounts to let us fulfill that opportunity.  As to how quickly, usually we will touch that subject mid-point through a contract, so you can basically time it from the expiration backwards.  To speak in broad terms, if, theoretically we were going to do the entire portfolio, which we won’t, it would take three to four years to do so.

(Brent Miley):  The other question I had was on MicroFridge.  Could you talk a little bit about that?  I think the last quarter was pretty good, strengthening more into some of the colleges and so forth.  Just wondering if you could comment on whether those trends have continued and whether it still might recover to past levels.  Can you give me an update on that if you would please.

(Stewart MacDonald):  Well we’re not going to forecast future levels from MicroFridge specifically, but yes, MicroFridge is running extremely well.  MicroFridge has more opportunities today than they had a year ago, and we remain very optimistic on the business and its respective divisions.

(Michael Shea):  Its growth in the first quarter actually came from the hospitality side of the business.  The academic piece, as we’ve reported in the past, is really a second and third quarter ...

(Brent Miley):  Yes, it’s very seasonal.  I understand.  Lastly, on the integration process, I was wondering whether turn over levels had been significant or whether that’s something where I know obviously you didn’t have overlap in these territories, so perhaps it should be low.  Is it where you expected?  Any issues there?  And are you looking for any top people to fill in there?  Or are you pretty much retaining their whole team?

(Stewart MacDonald):  I’m sorry, Brent, when you mean turnover you mean employees?

(Brent Miley):  Yes, correct.  In other words, you mentioned that you’ve spoken with the sales force.  I’m just trying to figure out versus your plan how things have gone in terms of retaining folks that you need and wanted and/or if there was anybody you wanted to turnover at the top, whether that’s been done or not?

(Stewart MacDonald):  Well, the entire sales force is still with us except for one guy who just didn’t get it.  And in terms of the other employees, they are happy and engaged and focused and moving forward.  There was no senior level management.  The management that came with the acquisition was all at the branch level.  There was no corporate management that came with it, and so that part of the question doesn’t really apply.  But we are very excited with both the quality of the people who came with the acquisition, their motivation and their energy that they have shown since January 10th moving forward.  It’s a great group.

(Brent Miley):  Great.  Thanks so much.

Operator:  And our next question comes from (Jack Ripsteen) from (Potrero Capital Research), your line is open.

(Jack Ripsteen):  Mike, I was wondering if you could talk a little bit about the cash flow dynamics going forward.  Some things have changed.  I heard you mention something about the taxes and the cash tax implications.  Should we model in more of the current tax rate as an actual cash (pit), and then just any sort of, not necessarily guidance on cash flow, but just what we might expect given the acquisition and the changing dynamics there.

(Michael Shea):  Well the primary contributor is, obviously, you’re adding the revenue, $18 million of revenue in the first quarter generating a lot of cash.  And then the components below that are simply what we spend on CAPEX, which is all a cash expense.  Our interest expense is all cash, so that’s a cash expense.  And the change from last year comes in the tax area where, as I said, we were taking advantage of some tax incentives as they relate to capital expenditures.  Washington’s idea about getting the economy going, I guess.  And those incentives expired on January 1 ‘05, so we are no longer able to defer as much of our tax expense.  So I expect, over the course of the year, for tax, cash tax expense or cash taxes to approach the statutory rate that we used in calculating a tax provision of 42 percent.  We still generate a lot of accelerated depreciation, so it won’t be cash taxes of 42 percent, it’ll be something less than that.  But it won’t be what it was last year when it was practically zero.

(Jack Ripsteen):  Great.  And then in terms of, you know, the cash flow in this quarter - I don’t have the cash flow statement in front of me.  Was it just for the operating cash flow this quarter?

(Michael Shea):  Well we, we didn’t release that.  What we did do was discuss EBITDA in the call.  What we disclosed was EBITDA of $13.5 versus last year, 8.5 million.

(Jack Ripsteen): OK, great.  That’s pretty much what I’m looking for.  Perfect.  Well thank you guys.  Nice quarter and keep up the good work.  Thank you.

(Mike Shea):  Thank you.

Operator:  Our next question comes from Ephraim Fields from Clarus.  Your line is open.

(Ephraim Fields):  My question was answered.  Thank you.

Operator:  Once again if you would like to ask a question, simply press star and the number one on your touch-tone phone.  And our next question comes from (Troy Hottenstein) from UBS.  Your line is open.

(Troy Hottenstein):  Hi, guys.  Just two questions.  One, you’ve got a number of forecasts for the full-year 2005.  I’m sure I can work through them, but can you give me what the EBITDA would work out to with all of those numbers?

(Mike Shea):  Actually we spoke to our attorneys about it and got into the disclosure rules and their advice was to give you all the pieces you need and certainly to report on quarterly EBITDA, but if we get into doing guidance right down to the EBITDA line we would have to disclose so much and have so many qualifications that we elected not to.

(Troy Hottenstein):  Not a problem.  I can calculate it from what you gave me here.

(Troy Hottenstein):  And then the organic growth, I’m just trying to understand what you think out the next couple of years, what’s the longer-term outlook?  Is this a business that grows roughly five percent on the top line?  Or is it a little bit less than that or a little bit more?  Or can you give me a little bit of better sense of just kind of how the industry works along those lines?

(Stewart MacDonald):  That’s a two-part question.  Let’s take the second part first.  The industry’s growth rate is close to zero.  The industry’s growth rate, and again, there’s no published industry data available, but just the anecdotal feedback and evidence we have from knowing many of our competitors and our friends in the industry is that there are very few companies in this industry that demonstrate any growth at all.

Our growth rate historically, and by that I mean the past five years, has been in the low single digits, anywhere between one and four percent.  We feel that looking out, we’re probably going to be able to do better than that over the next three to four years, but we’re not putting a number on that.

(Troy Hottenstein):  You would get that from what?  Contracts, wins and maybe doing some of the cards versus coins and things along those lines?

(Stewart MacDonald): You get it from adding new accounts.  You get it from renegotiating existing accounts along more profitable business terms.  It comes from the apartment occupancy rates improving.  They have been in a downward spiral for four years, and so they just bottomed out and began to rebound in ‘04.  We look for that improvement as adding revenue that we would consider organic growth.  It comes from converting coin operation platforms to card operated platforms, and when you convert from coin to card, you augment your ability to apply modest price increases as well.  So it comes from an aggregation of all of those variables.

(Troy Hottenstein):  The last question is, given the amount of debt that you have now, if you see some other acquisitions that would make sense, are there a lot of restrictions at this point or do you still have some room to do some other acquisitions?  Any kind of limitations you can help me out with understanding there would be great.

(Stewart MacDonald):  Yes, we think there’s plenty of room.  We’re only looking for laundry facility management acquisitions which bring EBITDA to the calculation or to the formula themselves.  With the $6 million that we’ve paid down the bank debt this year, and what we think is going to go on for the rest of the year, I can’t see us not being able to raise the money to buy more laundry companies over the course of the year.

Operator:  And there are no more questions in queue at this time.  I’ll turn the conference back over to you.

(Stewart MacDonald):  Thank you, operator, and thanks to all of you for joining us this morning.  We’re off to a very strong start in ‘05 and we’re excited about what the future holds for Mac-Gray.  Mike and I plan to be on the road meeting with investors in the next several weeks and we look forward to seeing many of you at that time.

Thank you very much, and thank you for your interest in our progress.  Good morning.

END